Ex-99.4: Aggregate Statement of Principal and Interest Distribution to
         Certificatesholders.

   Class          Interest          Principle             Losses         Ending Balance
   -----          --------          ---------             ------         --------------
A              3,783,275.38        846,178.39                    -       92,880,021.61
B1                58,981.18                 -                    -        1,460,600.00
B2                29,490.60                 -                    -          730,300.00
B3                19,657.70                 -                    -          486,800.00
B4                 9,828.84                 -                    -          243,400.00
B5                 9,828.84                 -                    -          243,400.00
B6                19,673.05                 -                    -          487,180.52
R                      0.58            100.00                    -                   -